Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Autocallable Optimization Securities linked to the S&P 500® Index due August 25, 2016	$3,908,570.00	$453.78
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated June 16, 2011)

UBS AG $3,908,570 Trigger Autocallable Optimization Securities

Linked to the S&P 500® Index due August 25, 2016

Investment Description

UBS AG Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the S&P 500® Index (the “underlying index”). The Securities are designed for investors who believe that the level of the underlying index will remain flat or increase during the term of the Securities. If the underlying index closes at or above the initial level on any observation date (quarterly, beginning after one year), UBS will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return. The call return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, UBS will either repay the full principal amount or, if the underlying index closes below the trigger level on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the decline in the level of the underlying index from the trade date to the final valuation date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the closing level of the underlying index on any observation date (quarterly, beginning after one year) is equal to or greater than the initial level. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
☐	Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the level of the underlying index does not close below the trigger level on the final valuation date, UBS will pay you the principal amount per Security at maturity. If the level of the underlying index closes below the trigger level on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the decline in the level of the underlying index from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	August 19, 2011
Settlement Date	August 24, 2011
Observation Dates*	Quarterly, after 1 year (see page 4)
Final Valuation Date*	August 19, 2016
Maturity Date*	August 25, 2016
*	Subject to postponement in the event of a market disruption event, as described in the TAOS product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE TRIGGER AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Securities linked to the performance of the S&P 500® Index. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof.

Underlying Index	Call Return Rate	Initial Level	Trigger Level	CUSIP	ISIN
S&P 500® Index	9.80% per annum*	1123.53	617.94, which is 55% of the Initial Level	90268B681	US90268B6810
*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Autocallable Optimization Securities (“TAOS”) product supplement relating to the Securities, dated June 16, 2011, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the S&P 500® Index	$3,908,570.00	$10.00	$97,714.25	$0.25	$3,810,855.75	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated August 19, 2011

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TAOS product supplement dated June 16, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000139340111000312/c226061_690655-424b2.htm

♦	Index Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the ``TAOS product supplement” mean the UBS product supplement, dated June 16, 2011, references to the “index supplement” mean the UBS index supplement, dated January 13, 2009 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.
♦	You believe the underlying index will close at or above the initial level on one of the specified observation dates.
♦	You understand and accept that you will not participate in any appreciation in the level of the underlying index and that your potential return is limited to the applicable call return.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You are willing to invest in the Securities based on the call return rate indicated on the cover hereof.
♦	You do not seek current income from this investment and are willing to forgo dividends paid on the index constituent stocks.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date.
♦	You seek an investment that participates in the full appreciation in the level of the underlying index or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You are unwilling to invest in the Securities based on the call return rate indicated on the cover hereof.
♦	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.
♦	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term(1)	Approximately 5 years, unless called earlier.
Underlying Index	S&P 500® Index
Call Feature	The Securities will be called if the closing level of the underlying index on any observation date is equal to or greater than the initial level. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of 9.80% per annum.
Call Price	The call price equals the principal amount per Security plus the applicable call return.
The table below reflects a call return rate of 9.80% per annum.

Observation Dates(1)	Call Settlement Dates	Call Return	Call Price (per Security)
August 22, 2012	August 24, 2012	9.800%	$10.980
November 19, 2012	November 21, 2012	12.250%	$11.225
February 19, 2013	February 21, 2013	14.700%	$11.470
May 20, 2013	May 22, 2013	17.150%	$11.715
August 19, 2013	August 21, 2013	19.600%	$11.960
November 19, 2013	November 21, 2013	22.050%	$12.205
February 19, 2014	February 21, 2014	24.500%	$12.450
May 19, 2014	May 21, 2014	26.950%	$12.695
August 19, 2014	August 21, 2014	29.400%	$12.940
November 19, 2014	November 21, 2014	31.850%	$13.185
February 19, 2015	February 23, 2015	34.300%	$13.430
May 19, 2015	May 21, 2015	36.750%	$13.675
August 19, 2015	August 21, 2015	39.200%	$13.920
November 19, 2015	November 23, 2015	41.650%	$14.165
February 19, 2016	February 23, 2016	44.100%	$14.410
May 19, 2016	May 23, 2016	46.550%	$14.655
August 19, 2016	August 25, 2016	49.000%	$14.900

Payment at Maturity (per Security)	If the Securities have not been called and the final level is equal to or greater than the trigger level, at maturity we will pay you an amount in cash equal to the principal amount: $10.00.
If the Securities have not been called and the final level is less than the trigger level, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying index, for an amount equal to:
$10.00 + ($10 × underlying return).
Underlying Return	Final Level - Initial Level Initial Level
Trigger Level	617.94, which is 55% of the initial level.
Initial Level	1123.53, which is the closing level of the underlying index on the trade date.
Final Level	The closing level of the underlying index on the final valuation date.
Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)	Subject to the market disruption event provisions set forth in the TAOS product supplement beginning on page PS-23.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are specified on the first page of this pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	5 years
Initial Level:	1123.53
Call Return Rate:	9.80% per annum (or 2.45% per quarter)
Observation Dates:	Quarterly, beginning after 1 year
Trigger Level:	617.94 (which is 55% of the Initial Level)

Example 1 — Securities are Called on the First Observation Date

Closing Level at first Observation Date:	1200 (at or above Initial Level, Securities are called)
Call Price (per Security):	$10.98

Since the Securities are called on the first observation date (which is approximately one year after the trade date), UBS will pay you on the call settlement date a total call price of $10.98 per $10.00 principal amount (9.80% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Level at first Observation Date:	1000 (below Initial Level, Securities NOT called)
Closing Level at second Observation Date:	900 (below Initial Level, Securities NOT called)
Closing Level at third Observation Date:	800 (below Initial Level, Securities NOT called)
Closing Level at fourth to sixteenth Observation Date:	Various (all below Initial Level, Securities NOT called)
Closing Level at Final Valuation Date:	1200 (at or above Initial Level, Securities are called)

Call Price (per Security):	$14.90

Since the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $14.90 per $10.00 principal amount (49.00% return on the Securities).

Example 3 — Securities are NOT Called and the Final Level is above the Trigger Level

Closing Level at first Observation Date:	1000 (below Initial Level, Securities NOT called)
Closing Level at second Observation Date:	900 (below Initial Level, Securities NOT called)
Closing Level at third Observation Date:	800 (below Initial Level, Securities NOT called)
Closing Level at fourth to sixteenth Observation Date:	Various (all below Initial Level, Securities NOT called)
Closing Level at Final Valuation Date:	700 (below Initial Level, but above Trigger Level, Securities NOT called)

Settlement Amount (per Security):	$10.00

Since the Securities are not called and the final level is above or equal to the trigger level, at maturity UBS will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities are NOT Called and the Final Level is below the Trigger Level

Closing Level at first Observation Date:	1000 (below Initial Level, Securities NOT called)
Closing Level at second Observation Date:	900 (below Initial Level, Securities NOT called)
Closing Level at third Observation Date:	600 (below Initial Level and Trigger Level, Securities NOT called)
Closing Level at fourth to sixteenth Observation Date:	Various (all below Initial Level, Securities NOT called)
Closing Level at Final Valuation Date:	561.765 (below Initial Level and Trigger Level, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return) $10.00 + ($10 × -50%) $10.00 - $5.00 $5.00

Since the Securities are not called and the final level is below the trigger level, at maturity UBS will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the index constituent stocks. These risks are explained in more detail in the “Risk Factors” section of the TAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final level of the underlying index is greater than or equal to the trigger level and will only make such payment at maturity. If the Securities are not called and the final level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying index.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the trigger level.
♦	Your potential return on the Securities is limited to the call return — The return potential of the Securities is limited to the applicable call return regardless of the appreciation of the underlying index. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, you will not participate in any appreciation in the level of the underlying index even though you will be subject to the risk of a decline in the level of the underlying index.
♦	Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying index reflects a higher expectation as of the trade date that the level of such index could close below its trigger level on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is set on the trade date, an index’s volatility can change significantly over the term of the Securities. The level of the underlying index for your Securities could fall sharply, which could result in a significant loss of principal.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as one year after issuance, you should be prepared in the event the Securities are called early.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Market risk — The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or any of the index constituent stocks included in the underlying index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the underlying index and any of the index constituent stocks included in the underlying index.
♦	Owning the Securities is not the same as owning the index constituent stocks — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituent stocks may have.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the level of the underlying index will rise or fall. The level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying index. You should be willing to accept the downside risks of owning equities in general and the index constituent stocks in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose some or all of your initial investment.
♦	The underlying index reflects price return, not total return — The underlying index to which your Securities are linked reflect the changes in the market prices of the index constituent stocks. The underlying index does not, however, reflect a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦	Changes affecting the underlying index could have an adverse effect on the value of the Securities. — The policies of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.
♦	UBS cannot control actions taken by the index sponsor and the index sponsor has no obligation to consider your investment in the Securities — UBS and its affiliates are not affiliated with the sponsor of the underlying index and has no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the underlying return and the payment at maturity based on the closing level of the underlying index on the final valuation date. The calculation agent can postpone the determination of the underlying return or the Maturity Date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of August 18, 2011 indicated below: Consumer Discretionary (78); Consumer Staples (41); Energy (42); Financials (81); Health Care (52); Industrials (60); Information Technology (75); Materials (30); Telecommunications Services (8); and Utilities (33).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing levels for the underlying index, based on daily closing levels, as reported by Bloomberg. The closing level of the underlying index on August 19, 2011 was 1123.53. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	1459.68	1374.12	1420.86
4/2/2007	6/29/2007	1539.18	1424.55	1503.35
7/2/2007	9/28/2007	1553.08	1406.70	1526.75
10/1/2007	12/31/2007	1565.15	1407.22	1468.36
1/2/2008	3/31/2008	1447.16	1273.37	1322.70
4/1/2008	6/30/2008	1426.63	1278.38	1280.00
7/1/2008	9/30/2008	1305.32	1106.39	1166.36
10/1/2008	12/31/2008	1161.06	752.44	903.25
1/2/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1071.66	879.13	1057.08
10/1/2009	12/31/2009	1127.78	1025.21	1115.10
1/4/2010	3/31/2010	1174.17	1056.74	1169.43
4/1/2010	6/30/2010	1217.28	1030.71	1030.71
7/1/2010	9/30/2010	1148.67	1022.58	1141.20
10/1/2010	12/31/2010	1259.78	1137.03	1257.64
1/3/2011	3/31/2011	1343.01	1256.88	1325.83
4/1/2011	6/30/2011	1363.61	1265.42	1320.64
7/1/2011*	8/19/2011*	1353.22	1119.46	1123.53
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through August 19, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

The graph below illustrates the performance of the underlying index from January 3, 2000 through August 19, 2011, based on information from Bloomberg. The dotted line represents the trigger level of 617.94, which is equal to 55% of the closing level of the underlying index on August 19, 2011. Past performance of the underlying index is not indicative of the future performance of the underlying index.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the TAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations —  Alternative Treatments” beginning on page PS-31 of the TAOS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the TAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income.  Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.